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                                   EXHIBIT 11
                        FERRO CORPORATION AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


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                                                             ---------------------------------------------------------------------
                                                                        DECEMBER                           DECEMBER
(Dollars in thousands, except per share data)                             1999                               1998
                                                                3 Months          12 Months           3 Months        12 Months
                                                                --------          ---------           --------        ---------

BASIC:

         Weighted Average Common Shares Outstanding             35,177,564        35,197,243         35,410,987        36,419,090

         Net Income                                                $18,674           $73,015            $17,063           $69,282

         Less Preferred Stock Dividend, Net of Tax                    (906)           (3,747)              (949)           (3,789)
                                                             --------------------------------   ----------------------------------

         Net Income  Available to Common Shareholders              $17,768           $69,268            $16,114           $65,493

BASIC EARNINGS PER COMMON SHARE                                      $0.51             $1.97              $0.46             $1.80


DILUTED:

         Weighted Average Common Shares Outstanding             35,177,564        35,197,243         35,410,987        36,419,090

         Adjustments for assumed conversion of convertible
           preferred stock and common stock options              3,215,606         3,609,870          3,948,759         4,060,051
                                                             --------------------------------   ----------------------------------

                                                                38,393,170        38,807,113         39,359,746        40,479,141

         Net Income                                                $18,674           $73,015            $17,063           $69,282

         Additional ESOP Contribution, Net of Tax                     (315)           (1,376)              (365)           (1,585)
                                                             --------------------------------   ----------------------------------

         Adjusted Net Income                                       $18,359           $71,639            $16,698           $67,697


DILUTED EARNINGS PER SHARE                                           $0.48             $1.85              $0.42             $1.67
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